EXHIBIT 99.1

Blue Bird Corporation Reaffirms Full-Year Guidance
at Jefferies 11th Annual Industrials Conference

Fort Valley, GA, August 11, 2015 - Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, is participating in the Jefferies 11th Annual Industrials Conference in New York City today, as previously announced.

Phil Horlock, President and CEO, and Phil Tighe, CFO, will be presenting at 8:40 AM EDT, with a breakout session to follow at 9:20 AM EDT. A live audio webcast of the conference presentation will be available on the Investor Relations portion of Blue Bird’s website at http://investors.blue-bird.com. Please click on the link in the “Events” box in the lower right corner of the Blue Bird Investor Relations landing page to access the webcast. The web cast will be available for replay at the same address approximately three hours following its conclusion.

During the presentation, Phil Horlock will reaffirm Blue Bird’s full-year guidance of net sales of $918-940 million and Adjusted EBITDA1 of $72-75 million, consistent with prior guidance. As we communicated in an earlier press release, fiscal third-quarter earnings results will be announced before the market opens on August 18, 2015.

1 Consistent with the information provided in our proxy statement filed on January 20, 2015, guidance for Adjusted EBITDA specifically excludes the ongoing incremental costs required to operate as a publicly-traded company.

About Blue Bird Corporation
Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact:
Jeff Merten
Investor Relations & New Business Development
(478) 822-2496
Jeff.Merten@blue-bird.com